Exhibit 99.2

PRESS RELEASE DATED FEBRUARY 28, 2008

Press Release

(Free Translation)

Estimated Timetable of the Cosan Exchange Offer
 and
Notice to Investors Holding Shares under Securities Lending Arrangements

São Paulo, February 28, 2008 – Cosan Limited (“Cosan Limited” or “Offeror”) and Banco Santander S.A. (the “Intermediary Institution”) hereby announce the estimated timetable for the exchange offer (the “Exchange Offer”) pursuant to which Cosan Limited proposes to acquire all the outstanding common shares issued by Cosan S.A. Indústria e Comércio (“Cosan”) that are not owned by Cosan’s controlling shareholder by means of exchange for Class A Shares issued by the Offeror or for Class B Series 2 Shares issued by the Offeror, in observance of CVM Instruction no. 361 of March 5, 2002, as amended (“CVM Instruction 361”), as follows:

Date	Event
March 6, 2008	• Commencement of offer period
April 4, 2008	• Deadline to submit U.S. Form of Acceptance and other required documents
April 11, 2008	• Expiration of Exchange Offer; Deadline for delivery of shares to CBLC offer accounts
April 14, 2008	• Deadline to register Shares in the Megabolsa System or withdraw from the Exchange Offer • Exchange Offer auction
April 22, 2008	• Settlement of the Exchange Offer
The dates above are subject to confirmation at the launch of the Exchange Offer.

Additionally, the Offeror wishes to alert investors who hold Cosan shares pursuant to securities lending or rental arrangements under the terms of applicable regulations, particularly CVM Instruction 441, that they may be required to take certain additional actions if they wish to participate in the Exchange Offer. Under the terms of applicable regulations, while a lending or rental of shares transfers full ownership of the loaned or rented shares to the investor to whom the shares are loaned or rented, only the lender or lessor of the shares is authorized to act in connection with the Exchange Offer. Accordingly, only the lender or lessor may decide whether or not to tender shares in the Exchange Offer or execute and deliver a U.S. Form of Acceptance and other documentation required in connection with the Exchange Offer.

Investors to whom shares have been loaned or rented who want to participate in the Exchange Offer must either settle and not renew their lending or rental transactions in time to comply with the Exchange Offer deadlines as estimated above or make arrangements to have the lender or lessor of those shares act on their behalf in connection with the Exchange Offer.

Holders who hold Cosan shares that are subject to put or call options should also consider what arrangements they should make in order to be able to participate in the Exchange Offer, and how the Exchange Offer otherwise impacts on such options.

The final timetable for the Exchange Offer and its terms, conditions and procedures will be set forth in a registration statement on Form F-4 and a related prospectus filed with the U.S. Securities and Exchange Commission, and in a Public Tender Offer Notice filed in Brazil with the Brazilian Securities and Exchange Commission. The Offeror expects to publish the Public Tender Offer Notice, and launch the Exchange Offer next Thursday, March 6, 2008.

A registration statement on Form F-4, and a related prospectus, in connection with the Exchange Offer has been filed with the U.S. Securities and Exchange Commission, but has not yet become effective. Security holders are urged to read the registration statement on Form F-4 and the related prospectus or the Brazilian prospectus, as applicable, because they will contain important information about the Exchange Offer. The securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Exchange Offer was prepared in accordance with the provisions of the Self-Regulation Code of ANBID for the Public Offers of Distribution and Acquisition of Securities, which is registered in the 4th Office of Registration of Securities and Documents of the County of São Paulo, State of São Paulo, under no. 5032012; thus, the Exchange Offer meets the minimum information standards contained in the code, and any responsibility for the referred information, for the quality of the issuer and/or offerors, of the participant institutions and of the securities purpose of the Exchange Offer, is not incumbent upon ANBID.

About Cosan S.A.
Cosan S.A. is one of the largest producers of sugar and ethanol in the world. With a crushing capacity of around 40 million tonnes of sugar cane, the company holds over 8% of the local market.

Contact: Cosan S.A. Indústria e Comércio

Investor Relations (IR)
Paulo Diniz, CFO and Investor Relations Officer
Luiz Felipe Jansen Mello, Investor Relations Manager
Tel: (55)(11) 3897-9797
e-mail: ri@cosan.com.br
website: www.cosan.com.br/ir

Media Relations
Máquina da Notícia
Press Office
Tel: (55)(11) 3147-7900